Exhibit 10.1

REALTY INCOME CORPORATION
EXECUTIVE SEVERANCE PLAN

Realty Income Corporation, a Maryland corporation (the “Company”), has adopted this Realty Income Corporation Executive Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with certain qualifying terminations of employment.

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

1.1    “Annual Base Salary” means the Participant’s annual base salary in effect immediately prior to the Participant’s Termination Date.

1.2    “Average Bonus” means (i) with respect to a Participant who was eligible to earn an annual cash bonus for each of the three fiscal years of the Company immediately preceding the Participant’s Termination Date, the average annual cash bonus earned by such Participant for such fiscal years, or (ii) with respect to a Participant who was eligible to earn an annual cash bonus for at least one, but fewer than three, of the three fiscal years of the Company immediately preceding the Participant’s Termination Date, the average annual cash bonus earned by such Participant for such fiscal year(s), or (iii) with respect to a Participant who was not eligible to earn an annual cash bonus for any of the three fiscal years of the Company immediately preceding the Participant’s Termination Date, the Participant’s target annual cash bonus, if any, for the year in which the Participant’s Termination Date occurs.

1.3    “Board” means the Board of Directors of the Company.

1.4    “Cash Severance” means, with respect to any Participant, an amount equal to the product of (x) the sum of (i) the Participant’s Annual Base Salary plus (ii) the Participant’s Average Bonus, multiplied by (y) in the event that the Participant experiences a Qualifying Termination other than a CIC Termination, the Participant’s Qualifying Termination Cash Severance Multiple, or, in the event that the Participant experiences a CIC Termination, the Participant’s CIC Termination Cash Severance Multiple.

1.5    “Cause,” with respect to a Participant, means (a) the Participant’s theft, dishonesty or falsification of any employment or Company records; (b) the Participant’s malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) the Participant’s commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Company’s management to entrust the Participant with important matters or otherwise work effectively with the Participant, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; (d) the Participant’s engagement in any activity that is a material violation of the Company policy on sexual harassment, sexual misconduct, discrimination or other workplace misconduct which is a material violation of Company policy applicable thereto, or (2) brings or would reasonably be expected to bring the Participant, the Company or its subsidiaries into widespread public disrepute, contempt, scandal or ridicule, and/or (e) the Participant’s failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.  “Cause” shall not mean a Participant’s physical or mental disability.

1.1    “Change in Control” shall have the meaning provided in the Realty Income Corporation 2012 Incentive Award Plan, as amended from time to time, or any successor equity incentive plan established by the Company.

1.2    “CIC Termination” means a Qualifying Termination which occurs on the date of, or during the twelve (12) month period immediately following, a Change in Control.

1.3    “CIC Termination Cash Severance Multiple” means a number determined by the Company and set forth in a Participant’s Participation Agreement used for purposes of calculating the Participant’s Cash Severance.

1.4    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.6    “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.7    “Constructive Termination” means the Participant’s resignation of employment within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after the Participant’s delivery of written notice thereof, and which resignation is effective not more than thirty (30) days following the expiration of such cure period:

(i)the delegation to the Participant of duties or the reduction of the Participant’s duties, either of which substantially reduces the nature, responsibility, or character of the Participant’s position immediately prior to such delegation or reduction;

(ii)a material reduction by the Company in the Participant’s annual base salary in effect immediately prior to such reduction;

(iii)the Company’s relocation of the Participant’s principal work location to a place more than forty (40) miles from the Participant’s then-current principal work location (except that reasonably required travel on the Company’s business shall not be considered a relocation).

1.8    “Death/Disability Termination” means a termination of a Participant’s employment with the Company or a subsidiary of the Company, as applicable, by reason of the Participant’s death or Disability.

1.9    “Disability” means the total and permanent incapacity of the Participant due to physical or mental impairment, to engage in any gainful activity, which disability can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and which disability shall be determined on the basis of medical evidence by a licensed physician designated by the Company.

1.10    “Employee” means an individual who is an employee (within the meaning of Section 3401(c) of the Code) of the Company or any subsidiary of the Company.

1.11    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.12    “Healthcare Continuation Period” means, with respect to any Participant, the number of months during which the Participant is entitled to Continued Health Insurance (as defined below) in the event the Participant experiences a Qualifying Termination (other than a CIC Termination) or a CIC Termination, as applicable, as determined by the Company and set forth in the Participant’s Participation Agreement.

1.13    “Initial Participant” means each Employee who, concurrently with the Committee’s adoption of the Plan, is selected by the Company to participate in the Plan and is provided with (and executes) a Participation Agreement in accordance with Section 11.2 hereof.

1.14    “Participant” means each Employee who, prior to or at the time of his or her termination of employment, is selected by the Company to participate in the Plan and is provided with (and executes) a Participation Agreement in accordance with Section 11.2 hereof.

1.15    “Participation Agreement” means a Participation Agreement in a form prescribed by the Company that is executed and delivered by the Company and a Participant.

1.16    “Performance-Based Equity Award” means an equity-based award granted by the Company which vests based on the satisfaction of performance goals.

1.17    “Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary of the Company, as applicable, by the Company or such subsidiary, as applicable, without Cause or by the Participant by reason of a Constructive Termination. For the avoidance of doubt, a Death/Disability Termination shall not constitute a Qualifying Termination.

1.18    “Qualifying Termination Cash Severance Multiple” means a number determined by the Company and set forth in a Participant’s Participation Agreement used for purposes of calculating such Participant’s Cash Severance.

1.19    “Severance Benefits” means, collectively, the Cash Severance, the Continued Health Insurance (as defined in Section 4.2(b)) and the RSA/RSU Acceleration (as defined in Section 4.2(c)), as applicable, to which a Participant may become entitled pursuant to the Plan.

1.20    “Subsequent Participant” means each Participant who is not an Initial Participant.

1.21    “Termination Date” means the effective date of the termination of the Participant’s employment with the Company.

2.    Effectiveness of the Plan. The Plan shall become effective on the date on which it is duly adopted by the Committee.

3.    Administration. Subject to Section 11.4 hereof, the Plan shall be interpreted, administered and operated by the Committee (the “Plan Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Plan Administrator (including with respect to whether a termination of employment, Qualifying Termination, CIC Termination or Death/Disability Termination has occurred) shall be made in good faith and be final, conclusive and binding on all parties who have an interest in the Plan, subject to the Participant’s rights pursuant to Section 10 hereof.

4.    Severance Benefits.

4.1    Eligibility; Accrued Compensation. Employees who qualify as Participants and who experience a Qualifying Termination or Death/Disability Termination are eligible to receive applicable Severance Benefits under the Plan. In addition to any Severance Benefits paid or provided to a Participant hereunder, in the event of a termination of a Participant’s employment with the Company for any reason, the Company shall pay to the Participant the amount of the Participant’s accrued but unpaid wages (including all earned commission pay, if any, payable pursuant to a separate commissions agreement) and accrued but unused vacation, if any, as of the Participant’s Termination Date.

4.2    Qualifying Termination. In the event that a Participant experiences a Qualifying Termination (including a CIC Termination), then, subject to the Participant’s execution and, to the extent applicable, non-revocation of the Release in accordance with Section 4.4 below, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(a)    Cash Severance Payment. The Company shall pay to the Participant a lump-sum cash payment in an amount equal to the Participant’s Cash Severance. Subject to Section 6.2 below, the Cash Severance shall be paid to the Participant on the sixtieth (60th) day following the Termination Date.

(b)    Continued Health Benefits. Subject to the requirements of the Code, if the Participant properly elects health care continuation coverage under the Company’s group health plans pursuant to COBRA, then the Company shall continue to provide the Participant with group health insurance at the Company’s expense (whether through reimbursement of COBRA premiums or otherwise in the Company’s discretion) for a period commencing on the Termination Date and ending on the earlier of the end of the month during which the Participant’s Healthcare Continuation Period ends or the date on which the Participant becomes covered under another group health insurance plan (the “Continued Health Insurance”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining premium payment shall thereafter be paid to the Participant in substantially equal monthly installments over the Healthcare Continuation Period (or the remaining portion thereof).

(c)    Equity Award Treatment.

(i)    Restricted Stock/Restricted Stock Units. Except as otherwise determined by the Plan Administrator and provided in the Participant’s Participation Agreement, all then-outstanding unvested Company time-vesting restricted stock awards and time-vesting restricted stock unit awards held by the Participant on the Termination Date shall vest in full as of the Termination Date (together with the accelerated vesting set forth in Section 4.3 below, the “RSA/RSU Acceleration”).

(ii)    Performance-Based Equity Awards. Each outstanding Performance-Based Equity Award which is held by the Participant on the Termination Date shall be treated in accordance with the terms of the applicable plan and award agreement governing the Performance-Based Equity Award.

4.1    Death/Disability Termination. In the event that a Participant experiences a Death/Disability Termination, except as otherwise determined by the Plan Administrator and provided in the Participant’s Participation Agreement, all then-outstanding unvested Company time-vesting restricted stock awards and time-vesting restricted stock unit awards held by the Participant on the Termination Date shall vest in full as of the Termination Date.

4.2    Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under Section 4.2 of the Plan unless he or she executes a Severance Agreement and General Release in the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or forty-five (45) days if necessary to comply with applicable law) after the Termination Date and, if he or she is entitled to a seven (7) day post-signing revocation period under applicable law, does not revoke such Release during such seven (7) day period.

4.3    Resignation of Director and Officer Positions.  Upon a termination of the Participant’s employment for any reason, unless otherwise specified in a written agreement between the Participant and the Company, the Participant shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company and its subsidiaries, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

5.        Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Employee is terminated for any reason other than due to a Qualifying Termination or Death/Disability Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6.        Section 409A.

6.1    General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Plan Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Plan Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Plan Administrator determines are necessary or appropriate to (i) exempt the compensation and benefits payable under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Plan Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2    Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) to the extent that the Plan Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3    Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.4    Installments. For purposes of applying the provisions of Section 409A of the Code to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

1.        No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

2.        Successors.

2.1    Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

2.2    Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate. Neither the Participant nor his or her spouse or estate shall have any right to commute, encumber or dispose of any right to receive payments under the Plan, it being agreed that such payments and the rights thereto are non-assignable and nontransferable.

3.        Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company or to such other address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address as may be specified from time to time by the Plan Administrator, except that notice of change of address shall be effective only upon actual receipt.

4.        Claims Procedure.

4.1    Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator consents otherwise in writing. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 10.2.

4.2    Claims Procedure. The Plan Administrator has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim; provided, however, that nothing contained in the Plan or in such claims procedures shall limit the rights of any Claimant to pursue any other rights or remedies available to such Claimant under law or in equity once such Claimant has exhausted the claims procedures prescribed by the Plan Administrator.

5.        Miscellaneous.

5.1    Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Agreement issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary of the Company, on the other hand, with respect to the subject matter hereof. Severance Benefits payable under the Plan are not intended to duplicate any other severance benefits payable to a Participant by the Company. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary of the Company, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant.

5.2    Participation Agreements. The Company shall have the authority, in its sole discretion, to select Employees to participate in the Plan. Each Employee so selected shall execute a Participation Agreement as a condition to his or her participation in the Plan.

5.3    No Right to Continued Service. Nothing contained in the Plan shall (i) confer upon any Participant any right to continue as an employee of the Company or any subsidiary of the Company, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

5.4    Termination and Amendment of Plan. The Board or the Committee may terminate or amend the Plan in its sole discretion from time to time and for any reason (or for no reason); provided, however, that (i) no termination or amendment of the Plan shall be effected at any time which adversely affects the rights of any Initial Participant without such Initial Participant’s advance written consent, (ii) no termination or amendment of the Plan shall be effected upon or following a Change in Control which adversely affects the rights of any Subsequent Participant without such Subsequent Participant’s advance written consent, and (iii) no termination or amendment of the Plan which adversely affects the rights of any Subsequent Participant shall be effected prior to a Change in Control without such Subsequent Participant’s advance written consent, unless the Company provides such affected Subsequent Participant at least twelve (12) month’s advance written notice thereof.

5.5    Participant Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon (x) the Participant’s continued compliance with any confidentiality, non-solicitation and other restrictive covenants with respect to which the Participant is bound pursuant to any agreement with the Company and/or any subsidiary of the Company (including the Participant’s Participation Agreement), and (y) within five (5) days following the date of the Participant’s Qualifying Termination or Death/Disability Termination, as applicable, the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

5.6    Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

5.7    Withholding. The Company shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

5.8    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

5.9    Applicable Law. The Plan is intended to be an unfunded “top hat” welfare plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, will apply.

5.10    Severability. In the event any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in the Plan or any Participation Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several and shall not defeat or impair the remaining provisions hereof or thereof.

5.11    Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

5.12    Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

5.13    Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Compensation Committee of the Board of Directors of Realty Income Corporation on January 15, 2019.

Signature:

Name:
Title:

EXHIBIT A
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Severance Agreement”) is entered into as of _____________________, 20___, by and between Realty Income Corporation (the “Company”), and ____________________ (hereinafter, the “Participant”).
IN CONSIDERATION of the severance compensation as herein provided, to which the Participant is not otherwise entitled, the Participant does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and other affiliated entities, past and present, as well as its past and present directors, officers, employees, shareholders, agents, successors and assigns (collectively, “Released Parties”), from any and all loss, liability, claims, demands, causes of action, or suit of any type related directly or indirectly or in any way connected to the transactions or occurrences between the Participant and the Released Parties to date, to the fullest extent permitted by applicable law. This release includes, but is not limited to, any losses, liabilities, claims, demands, causes of action, known or unknown, suspected or unsuspected, arising directly out of or in any way related to the Participant’s employment with the Company, or the termination of the Participant’s employment.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits, any challenge made by the Participant to the validity of his or her release of claims under the Age Discrimination in Employment Act, or any other claims of the Participant that cannot, by statute, lawfully be waived by this Severance Agreement. The Participant is not waiving his or her rights to enforce this Severance Agreement, not waiving vested rights under any other agreement between the parties, not waiving indemnification and not waiving legal fees with respect thereto.
IN FURTHER CONSIDERATION THEREOF, the Participant hereby waives all rights he or she may have to any personal relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement, before any federal, state, or local administrative agency against the Released Parties, except as such waiver is prohibited by statutory provision. The Participant further waives all rights to file or join in any action before any federal, state, or local court against the Released Parties for any events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement. The Participant also acknowledges that he or she does not have any current charge or claim against the Released Parties pending before any local, state or federal agency regarding his employment. Except as prohibited by statutory provision, in the event that any claims are filed, they shall be dismissed with prejudice upon presentation of this Severance Agreement, and the Participant shall reimburse the Company for the costs, including reasonable attorneys’ fees, of defending any such

Exhibit A

action. The attorneys’ fee provision in the previous sentence shall not apply to any action by the Participant to challenge the enforceability of his or her waiver of rights under the Age Discrimination in Employment Act.
As consideration for entering into this Severance Agreement, the Participant shall receive the following severance compensation payable in accordance with the terms of Section 4.2 of that certain Realty Income Corporation Executive Severance Plan (as may be amended from time to time, the “Plan”):
a)    The total gross sum of [______] ($[______]), payable in a lump sum, and subject to applicable withholdings;
b)    Continued group health insurance at the Company’s expense for the Participant and his or her dependents (if currently covered) through [______], [____], or until the Participant becomes covered under another group health insurance plan, whichever occurs first. The Participant shall immediately notify the Company upon becoming eligible for coverage under another group health insurance plan; and
c)    All then-outstanding unvested Company time-vesting restricted stock awards and time-vesting restricted stock unit awards held by the Participant on the Termination Date (as defined in the Plan) shall vest in full as of the Termination Date.
Except as set forth in this Severance Agreement, or as otherwise mandated by applicable law, the Participant shall not be entitled to any benefits as an employee or former employee of the Company.
As a condition of the foregoing payments and benefits, the Participant agrees to preserve the confidentiality of all trade secrets and other confidential information of the Released Parties, and will not now or in the future disrupt, damage, impair or interfere with the business of the Released Parties, whether by way of using or disclosing the Released Parties’ trade secrets and confidential information to compete against them, interfering with or raiding their employees, or otherwise unlawfully disrupting their relationships with customers, agents, representatives or vendors. The Participant agrees to comply, in all respects, with the any confidentiality, non-solicitation, and other restrictive covenants with respect to which the Participant is bound pursuant to any agreement with the Company and/or any of its subsidiaries (including the the Participant’s Participation Agreement under the Plan). Notwithstanding the foregoing, nothing in this Severance Agreement is intended to or shall prevent the Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Participant’s attorney or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Severance Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Exhibit A

The Participant agrees to cooperate with the Company in accomplishing a smooth and orderly transition in the transfer of responsibilities of the Participant to other employees of the Company, particularly including pending matters of which the Participant has the principal knowledge and background information.  In this regard, the Participant agrees to respond in a timely fashion to the questions which may be presented occasionally by the Company.  Such cooperation and responses shall not entitle the Participant to any additional compensation beyond the severance compensation specified herein above, so long as such cooperation and responses do not unreasonably interfere with the Participant’s other gainful employment or efforts to secure gainful employment.
By signing this Severance Agreement, the Participant represents, warrants and agrees as follows:
(1)    The Participant has carefully read this Severance Agreement and understands all of its respective terms.
(2)    The Participant does expressly waive all of the benefits and rights granted to him or her pursuant to California Civil Code Section 1542, which provides and reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
The Participant does certify that he or she has read all of this Severance Agreement and the quoted Civil Code Section, and that he or she fully understands all of the same, and that he or she has been given the opportunity, if he or she desires, to review the terms of this Severance Agreement and with counsel of his choosing.
(3)    The Participant expressly declares and represents that no promise, inducement or agreement not herein expressed has been made to him or her and that this Severance Agreement contains the entire agreement between the parties concerning the subject matter of this Severance Agreement and supersedes all prior negotiations, discussions or agreements relating to the subject matter of this Severance Agreement; provided, however, that the Plan is incorporated and made a part of this Severance Agreement and remains in full force and effect.
(4)    The Participant agrees that this Severance Agreement may be pled as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be prosecuted, instituted or attempted by the Participant in breach hereof. The Participant further agrees that in the event an action or proceeding is instituted by the Participant or the Company or any party released hereby in order to enforce the terms or provisions hereof, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees. This attorneys’ fee provision shall not apply to an action brought by the Participant to challenge the enforceability of his or her waiver of rights under the Age Discrimination in Employment Act.

Exhibit A

(5)     The parties agree that this Severance Agreement shall bind the Participant, his or her heirs, successors, agents, representatives and assigns, and each of them, and shall inure to the benefit of the successors and assigns of the respective parties hereto.
(6)    The Participant has signed this Severance Agreement knowingly and voluntarily, and no promises or representations have been made to him or her to induce him or her to sign this Severance Agreement.
(7)    If the Participant is under age 40 as of the date he or she signs this Severance Agreement, he or she understands that the acceptance procedures of this Paragraph 7 apply to him or her. The Participant understands that he or she may take up to twenty-one (21) days to sign this Severance Agreement and the Severance Agreement shall be effective immediately upon the date of his or her signature (“Effective Date”).
(8)    If the Participant is age 40 or over as of the date he or she signs this Severance Agreement, he or she understands that the acceptance procedures of this Paragraph 8 apply to him or her. The Participant acknowledges and agrees that: a) he or she has been advised to consult with an attorney before executing this Severance Agreement; b) he or she has been given at least twenty-one (21) days to consider and sign this Severance Agreement; c) the Participant may revoke his or her acceptance of this Severance Agreement within seven days after he or she signs it by delivering a written revocation to the [______] of the Company so that such written revocation is received by no later than the seventh day; d) this Severance Agreement shall not be binding and enforceable until the eighth day after the Participant signs this Severance Agreement without revoking it (“Effective Date”); and e) this Severance Agreement does not waive or release any rights or claims that the Participant may have under the Age Discrimination in Employment Act that arise after execution of this Severance Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement and General Release as of the date first above written.

REALTY INCOME CORPORATION	PARTICIPANT

By:

Title:

Exhibit A

EXHIBIT B
DETAILED CLAIMS PROCEDURES

1.    Initial Claims. All claims will be presented to the Plan Administrator in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.
2.    Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.
3.    Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.
4.    Appeals Decisions. The decision by the appeals official will be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that

Exhibit B

the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.
5.    Procedures. The Plan Administrator will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.
6.    Remedies. Nothing contained in the Plan or in these claims procedures shall limit the rights of any Claimant to pursue any other rights or remedies available to such Claimant under law or in equity once such Claimant has exhausted the claims procedures set forth herein.
The procedures set forth herein are intended to comply with United States Department of Labor Regulation Section 2560.503‑1 and should be construed in accordance with such regulation. In no event shall the foregoing claims procedure be interpreted as expanding the rights of any Participant beyond what is required by United States Department of Labor Regulation Section 2560.503‑1.

Exhibit B